Exhibit 99.1

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(dollars in millions)	June 30, 2003		December 31, 2002
	(unaudited	)
ASSETS
Current Assets
Cash and cash equivalents	$10.5		$8.8
Due from affiliates	68.5		66.0
Accounts and notes receivable	7.3		6.2
Loans to affiliates (Note 2)	633.2		361.3
Other current assets	0.4		1.3

	719.9		443.6

Long-term loans to affiliates (Note 2)	293.6		450.5
Investment in Enbridge Energy Partners, L.P.	502.3		493.4
Deferred charges and other	4.3		73.4
Property, plant and equipment, net	53.1		51.3
Goodwill	25.0		25.0

	$1,598.2		$1,537.2

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities
Accounts payable and other	$17.7		$18.9
Due to affiliates	1.6		13.3
Loans from affiliates	27.6		18.9
Current portion of long-term debt	295.1		253.2

	342.0		304.3

Long-term debt	275.0		275.0
Deferred credits	47.6		22.8
Deferred income taxes	216.4		260.1
Minority interest	282.8		275.2
	1,163.8		1,137.4

Shareholder’s equity
Common stock: Authorized – 750,000 shares, without par value Issued – 524,000 shares	—		—
Contributed surplus	151.6		151.6
Retained earnings	236.9		238.8
Accumulated other comprehensive income	45.9		9.4
	434.4		399.8
	$1,598.2		$1,537.2

The accompanying notes are an integral part of these Consolidated Statements of Financial Position.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.  Basis of Presentation

The accompanying unaudited consolidated statements of financial position have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 8-K and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly the financial position as at June 30, 2003 and December 31, 2002.  The interim consolidated statements of financial position of Enbridge Energy Company, Inc. (the “Company”) should be read in conjunction with Enbridge Energy Partners, L.P.’s (the “Partnership”) consolidated financial statements and notes thereto presented in the Partnership’s Annual Report on Form 10-K and also the Company’s consolidated statements of financial position as of December 31, 2002 as filed on Form 8-K on May 5, 2003 by the Partnership.

2.        Loans to Affiliates

During the six months ended June 30, 2003, new loans of $249.7 million were extended to various affiliates of Enbridge Inc., most of which are due on demand.  Also during the six months ended June 30, 2003, repayments of $234.4 million were received on both the existing and new loans receivables. The remaining increase of $99.7 million in the loans receivable is associated with the foreign currency translation.

3. Foreign Currency Translation

The Company’s functional currency for its foreign subsidiaries is the Canadian dollar. Results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date, except non-monetary items, which are translated on a historical basis. Gains and losses resulting from these foreign currency translation adjustments are included as a component of comprehensive income.  Among other changes on the statement of financial position that were effected by foreign currency translation, the current maturities of long-term debt and the loans to affiliates were negatively impacted as a result of the weakening of the U.S. dollar as compared to the Canadian dollar denominated debt and receivable balances.